Exhibit 99.1

Eastside Distilling, Inc. Announces Positive Business and Financial Updates

PORTLAND, Oregon, June 13, 2023 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds and supplies craft-inspired experiential brands and high-quality artisan products announces it has signed a non-binding term sheet with key first and second lien debt holders that, if completed, will convert a substantial portion of outstanding debt to equity. This would significantly reduce interest expense going forward and help the Company to regain compliance with the Shareholders Equity Rule for continued Nasdaq listing. In the proposed transaction, principal creditors would exchange $6.2 million of debt for equity at an exchange rate of no less than $4.00 per common share equivalent and no more than $4.80 per common share equivalent. New equity would be limited to less than 20% of total voting stock with the balance in new non-voting convertible preferred stock. In addition, interest payments on the remaining debt would be restructured and certain debt maturities would be extended. These changes would have a materially positive impact on cash flow and support the Company’s growth initiatives, especially in digital can printing.

After submitting the proposed deleveraging plan to Nasdaq, the Company received notification on June 8, 2023 that Nasdaq has extended the deadline for the Company to achieve compliance with its Shareholders Equity Rule to September 30, 2023. The Company received notice on May 30 that it had regained compliance with the minimum price requirement for continued listing.

The Company is also pleased to reconfirm its second quarter guidance of positive EBITDA for its Craft division with a substantial reduction in the net operating loss for the division. Craft’s operating performance continues to improve, with May posting the highest monthly segment sales ever. The Company has digitally printed more than 15 million cans since its new Portland, Oregon location was opened last year. The Company is also updating second quarter guidance to state that its Spirits division is performing better than internal profit plans.

Geoffrey Gwin, Eastside’s CEO, stated, “I am very pleased with the Company’s improvements in the quarter and also that our key strategic partners are acknowledging these improvements with their willingness to consider this debt for equity transaction.”

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Printing subsidiary is one of the Northwest’s leading independent mobile canning, co-packing and largest digital can printing operation in the Pacific Northwest.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market, the Company’s success in obtaining new customers, the Company’s ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.

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